EXHIBIT 99.1


FIRST                                                    22 West State Street
KEYSTONE                                                 Media, PA 19063
FINANCIAL, INC.                                          610-565-6210



FOR IMMEDIATE RELEASE



                     FIRST KEYSTONE FINANCIAL ANNOUNCES

                           FIRST QUARTER RESULTS

     Media, PA February 14, 2006 - First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank"), announced today net income for the quarter ended December 31, 2005 of $445,000, or $0.23 per diluted share, compared to $523,000, or $0.28 per diluted share, for the same period last year.

     The Company also announced that it and the Bank had entered into separate supervisory agreements on February 13, 2006 with the Office of Thrift Supervision governing a number of operational matters including, among other things, the requirement to (i) adopt a capital plan designed to maintain the Company's capital at prudent levels as well as reduce its debt-to-equity ratio below 50%; (ii) cease the repurchase of and payment of cash dividends on its common stock unless certain conditions, as described below, are met; (iii) maintain the Bank's core and total risk-based capital in excess of 7.5% and 12.5%, respectively; (iv) not grow the Bank in any given quarter in excess of the greater of 3% of assets (on an annualized basis) or net interest credited for such quarter; and (v) adopt various revised lending policies and procedures. The Company and the Bank have already taken a number of steps which they believe render them in substantial compliance with most of the conditions of the agreements including implementing enhanced and expanded commercial lending policies and procedures and internal and external loan reviews as well as the development of a capital plan to enhance the Company's capital and reduce its debt-to-equity ratio. The Company is considering various alternatives to address such issues which may include raising additional equity capital combined with redeeming a portion of its subordinated debt in the future. The supervisory agreement with the Company provides that the Company may resume the payment of quarterly cash dividends not to exceed certain specified levels upon the achievement of a debt-to-equity ratio below 50% unless the OTS, upon being given prior notice of the intent to declare a cash dividend, objects to such payment.

     "Needless to say, we are disappointed to announce entering into the supervisory agreements. We had hoped, in light of significant steps already taken by the Company and the Bank to address the OTS' concerns, that we would be able to resolve the issues in a less formal manner. However, we are committed to addressing the OTS' remaining concerns as soon as possible," stated President and Chief Executive Officer Thomas M. Kelly. "We will remain focused on maintaining and increasing core deposits, attracting higher yielding loans and decreasing the level of non-performing assets," continued Kelly. "To date, total deposits are up by $3.5 million, the level of non-performing assets has declined and net interest margin has increased from the same period in the prior year. We are confident that the Company and the Bank will be able to fully comply with the terms of the agreements in a satisfactory and expeditious manner," added Kelly.

     Net interest income for the three months ended December 31, 2005 decreased $40,000, or 1.4%, to $2.8 million as compared to the same period in 2004. The decrease in net interest income was primarily the result of an $85,000, or 1.3% decrease, in interest income for the quarter ended December 31, 2005. As a result of the deleveraging strategy employed in the fourth quarter of fiscal 2005, the average balance of interest-earning assets decreased $64.0 million, or 11.9%, which was partially offset by an increase of 60 basis points in the weighted average rate earned on such assets. However, the decrease in interest income was partially offset by a $45,000, or 1.2%, decrease in interest expense for the quarter ended December 31, 2005 as compared to the first quarter of fiscal 2005 primarily due to a $61.1 million decrease in the average balance of interest-bearing liabilities. Consequently, the Company's net interest margin, on a tax-equivalent basis, increased by 26 basis points in the first quarter of fiscal 2006 to 2.42%, as compared to 2.16% for the first quarter of fiscal 2005.

     On a linked quarter basis, net interest income increased $78,000, or 2.9%. During the first quarter of fiscal 2006 as compared to the fourth quarter of fiscal 2005, the Company experienced a 33 basis point increase in the yield earned on average interest-earning assets which was partially offset by a 3 basis point increase in the rates paid on interest-bearing liabilities. However, the net interest margin, on a tax-equivalent basis, increased 31 basis points, due to the growth in the average balance of interest-earning assets slightly outpacing the growth in interest-bearing liabilities.

     For the quarter ended December 31, 2005, non-interest income decreased $124,000 to $775,000 from the same period last year. The decrease was primarily the result of a $107,000 decrease in the cash surrender value of bank owned insurance policies, a $40,000 decrease in service charges and other fees and a $75,000 decrease in the gain on sales of investment securities. The decrease in non-interest income was partially offset by a $106,000 increase in the gain on sales of loans resulting from the sale of commercial loans originated through the Small Business Administration program.

     Non-interest expense decreased $53,000 to $3.0 million for the quarter ended December 31, 2005 as compared to the same period last year. The decrease for the quarter ended December 31, 2005 was primarily due to decreases of $69,000 and $28,000 in other non-interest expense and salaries and employee benefits, respectively, partially offset by increases of $27,000 and $23,000 in occupancy and equipment and professional fees, respectively. Other non-interest expense decreased due to the completion of a bank-wide customer service training program in October 2005 as well as decreases in general administrative expenses. Salaries and employee benefits decreased primarily due to a decrease in pension benefits partially offset by the expense related to the employee stock ownership plan. The increase in occupancy and equipment expense resulted from incurring a full quarter expense related to the branch expansion which occurred in the fourth quarter of 2004.

     Non-performing assets decreased $837,000 to $5.0 million at December 31, 2005 from $5.8 million at September 30, 2005. The decrease was predominately due to a $770,000 construction loan returning to current status. The Company's ratio of non-performing assets to total assets was 0.97% at December 31, 2005 compared to 1.12% at September 30, 2005. Subsequent to December 31, 2005, the Bank sold its only real estate owned property further reducing the Company's total non-performing assets by $760,000 and resulting in a $158,000 pre-tax gain on sale during the quarter ending March 31, 2006.

     The Company's total assets decreased slightly to $514.8 million at December 31, 2005 from $518.1 million at September 30, 2005. Loans receivable increased $4.5 million, or 1.5%, to $306.4 million at December 31, 2005. Loan growth was primarily focused on commercial business loans, commercial real estate loans and home equity loans. Total deposits increased $3.5 million, or 1.0%, to $353.2 million at December 31, 2005 from $349.7 million at September 30, 2005. Stockholders' equity declined slightly as the Company's comprehensive income decreased by $587,000 combined with dividend payments totaling $208,000 which were partially offset by net income of $445,000.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.

                         FIRST KEYSTONE FINANCIAL, INC.

SELECTED OPERATIONS DATA

                      (In thousands except per share data)
                                  (Unaudited)

                                                    Three Months Ended
                                                       December 31,
                                                __________________________
                                                    2005        2004
                                                __________________________

Net interest income                                 $2,780       $2,820
Provision for loan losses                               45           45
Non-interest income                                    775          899
Non-interest expense                                 2,993        3,046
                                                 _________________________
Income before taxes                                    517          628
Income tax expense                                      72          105
                                                 _________________________
Net income                                          $  445       $  523
                                                 =========================
Basic earnings per share                            $ 0.24       $ 0.29
Diluted earnings per share                            0.23         0.28
Dividends per share                                   0.11         0.11
Number of shares outstanding at end of period    2,023,874    1,930,754
Weighted average basic shares outstanding        1,888,344    1,785,415
Weighted average diluted shares outstanding      1,915,801    1,890,068


                         FIRST KEYSTONE FINANCIAL, INC.

SELECTED FINANCIAL DATA

                      (In thousands except per share data)
                                  (Unaudited)

                                                               December 31,    September 30,
                                                                  2005             2005
                                                             _________________________________
Total assets                                                    $514,848         $518,124
Loans receivable, net                                            306,432          301,979
Investment and mortgage-related securities available for sale    103,597          104,546
Investment and mortgage-related securities held to maturity       48,458           50,921
Cash and cash equivalents                                         19,644           16,155
Deposits                                                         353,153          349,694
Borrowings                                                       105,790          113,303
Junior subordinated debt                                          21,511           21,520
Loan loss allowance                                                3,525            3,475
Total stockholders' equity                                        27,890           28,193
Book value per share                                              $13.78           $13.93

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                        FIRST KEYSTONE FINANCIAL, INC.

                             OTHER SELECTED DATA

                                 (Unaudited)

                                                                              At or for the
                                                                           Three Months Ended
                                                                              December 31,
                                                                        ________________________
                                                                             2005      2004
                                                                        ________________________
Return on average assets (1)                                                 0.35%      0.37%
Return on average equity (1)                                                 6.37%      7.07%
Interest rate spread  (1) (2)                                                2.42%      2.15%
Net interest margin (1) (2)                                                  2.42%      2.16%
Ratio of interest-earning assets to interest-bearing liabilities (2)        99.82%    100.38%
Ratio of operating expenses to average assets (1)                            2.35%      2.14%
Ratio of non-performing assets to total assets at end of period              0.97%      0.71%
Ratio of allowance for loan losses to gross loans receivable                 1.14%      0.67%
Ratio of loan loss allowance to non-performing loans at end of period       83.63%     72.13%


(1)   Annualized.

(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.35% and 2.09% for the quarter ended December 31, 2005 and 2004, respectively, while the net interest margin would be 2.35% and 2.10% for the quarter ended December 31, 2005 and 2004, respectively.





CONTACT:  Thomas M. Kelly, President
          Rose M. DiMarco, Chief Financial Officer
          (610) 565-6210










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